EXHIBIT 99.3

REM International, LLC

Balance Sheet

(Unaudited)

	June 30, 2014	December 31, 2013
Current Assets
Cash	$215	$180
Total current assets	215	180
TOTAL ASSETS	$215	$180

LIABILITIES AND EQUITY
Member’s equity	$215	$180
TOTAL MEMBER’S EQUITY	$215	$180

The accompanying notes are an integral part of the financial statements.

1

REM International, LLC

Income Statement

(Unaudited)

			Six Months Ended	Period from March 18, 2013 (inception)
	Three Months Ended June 30,		June 30,	Jun 30,
	2014	2013	2014	2013
Revenues
Consulting	7,455	$8,900	$14,375	$8,900
Total revenues	7,455	8,900	14,375	8,900

Cost of revenue	-	1,400	-	1,400
Gross profit	7,455	7,500	14,375	7,500

Selling, general, & administrative expenses	1,654	48	3,496	48
Other Income (loss)	-	-	376	-
Net Income	$5,801	$7,452	$11,255	$7,452

The accompanying notes are an integral part of the financial statements.

2

REM International, LLC

Statement of Cash Flows

(Unaudited)

	Six Months Ended	Period from March 18, 2013
	June 30,	(inception)
	2014	Jun 30, 2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	11,255	7,452
Net cash provided by operating activities	11,255	7,452

CASH FLOWS FROM FINANCING ACTIVITIES
Member contributions	1,000	1,000
Member distributions	(12,220)	(8,400)
Net cash used in financing activities	(11,220)	(7,400)

Net cash increase for period	35	52
Cash and cash equivalents, beginning of period	180	-
Cash at end of period	215	52

The accompanying notes are an integral part of the financial statements.

3

REM INTERNATIONAL, LLC

(UNAUDITED)

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the US (US GAAP) for interim financial information in accordance with Regulation S-X. Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements. The unaudited financial statements of REM International, LLC, a Colorado Limited Liability Company (“REM”, “the Company”, “our”, or “we”), should be read in conjunction with the notes thereto, and with the audited financial statements and footnotes found elsewhere in this Form 8-K. In the opinion of management, the audited financial statements presented herein reflect all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation.

We prepare our financial statements in accordance with U.S. generally accepted accounting principles, which require that management make estimates and assumptions that affect reported amounts. Actual results could differ from these estimates.

NOTE 2 – GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has limited operations that may not be able to provide sufficient cash flows to support the Company. This condition raises substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to retain its current short term financing and ultimately to generate sufficient cash flow to meet its obligations on a timely basis in order to attain profitability.

To date the Company has funded its operations from both internally generated cash flow and contributions from the member. The Company will pursue additional external capitalization opportunities, as necessary, to fund its long-term goals and objectives.

NOTE 3 – SUBSEQUENT EVENTS

Management evaluated the events subsequent to December 31, 2013, and through September 11, 2014 and the following information was identified:

On September 11, 2014 (the “Closing Date”), Cannabis Kinetics Corp., a Nevada corporation (the “Company”), acquired substantially all of the assets of REM International, LLC, a Colorado limited liability company (“REM”) pursuant to an asset purchase agreement, dated June 6, 2014 (the “Purchase Agreement”), by and among the Company, REM, and Robert E. Matuszewki, the owner of all of the issued and outstanding equity interests in REM. The consideration paid by the Company for the assets was $118,500 and the issuance 1,500,000 shares of the Company’s common stock, par value $0.001 per share. Pursuant to the amendment to the Purchase Agreement dated as of September 11, 2014, the Company agreed to pay REM $7,000 for the next five months and commencing March 2015 $12,750 for the subsequent six months. On the Closing Date, the Company paid REM the first installment of $7,000. The assets purchased consist of certain intellectual property, including trademarks and domain names. The Purchase Agreement contains customary representations and warranties from each of the Company, REM and Mr. Matuszewki. The Company did not assume any liabilities in connection with the acquisition.

4

REM was organized in the State of Colorado on March 18, 2013 to engage in the business of providing consulting services primarily related to intellectual property, global sourcing and logistics services and proprietary product management in the state of Colorado.

On January 10, 2013, Robert Matuszewski filed a Chapter 13 voluntary bankruptcy petition in the United States Bankruptcy Court in the District of Colorado. Since Mr. Matuszewski's ownership in REM was vested when the plan was confirmed on August 12, 2013, the Chapter 13 plan does not require Mr. Matuszewski to turn over his interest in REM. Although the trustee has requested that the plan be modified as a result of the sale of the assets of REM, Mr. Matuszewski's bankruptcy counsel has advised the Company that the trustee will have no claim on the assets of Mr. Matuszewski.

Mr. Matuszewski will continue to be a consultant to the Company after the Closing. Since June he has been paid $3,000 a month as a consultant to the Company, as well as a $5,000 payment when he began consulting for the Company.

For all the terms and conditions of the Purchase Agreement, reference is hereby made to such agreement which was annexed as Exhibit 10.3 to the Current Report on Form 8-K filed by the Company on June 11, 2014. For all the terms and conditions of the Amendment, reference is hereby made to such agreement which is annexed as Exhibit 10.4. All statements made herein concerning the Purchase Agreement and Amendment are qualified by reference to said Exhibit.

5